Exhibit 4.2

THE ROYAL BANK OF SCOTLAND GROUP PLC

as Company

and

THE BANK OF NEW YORK MELLON, ACTING THROUGH ITS LONDON BRANCH

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

dated as of March 22, 2019

to the

AMENDED AND RESTATED INDENTURE

dated as of December 13, 2017

$2,000,000,000 4.269% Fixed Rate/Floating Rate Senior Notes due 2025

This FOURTH SUPPLEMENTAL INDENTURE, dated as of March 22, 2019, among THE ROYAL BANK OF SCOTLAND GROUP PLC, a corporation incorporated in Scotland with registered number SC045551, as issuer (the “Company”) and THE BANK OF NEW YORK MELLON, acting through its London Branch, a banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee”) having its Corporate Trust Office at One Canada Square, London E14 5AL.

WITNESSETH:

WHEREAS, the Company and the Trustee have executed and delivered an amended and restated Indenture dated as of December 13, 2017 (the “Base Indenture”) to provide for the issuance of the Company’s Senior Debt Securities from time to time;

WHEREAS, Section 9.01(f) of the Amended and Restated Indenture provides that the Company and the Trustee may enter into a supplemental indenture to establish the forms or terms of the Senior Debt Securities of any series without the consent of Holders as permitted under Sections 2.01 and 3.01 of the Amended and Restated Indenture;

WHEREAS, the Company desires to issue, as a single series of Senior Debt Securities under the Base Indenture, $2,000,000,000 4.269% Fixed Rate/Floating Rate Notes due 2025 (the “Senior Notes”) to be issued pursuant to this Fourth Supplemental Indenture dated as of March 22, 2019 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, this Fourth Supplemental Indenture shall amend and supplement the Base Indenture except where this Fourth Supplemental Indenture only applies to the Senior Notes; to the extent that the terms of the Base Indenture are inconsistent with the provisions of this Fourth Supplemental Indenture, the terms of this Fourth Supplemental Indenture shall govern;

WHEREAS, there are no debt securities outstanding of any series created prior to the execution of this Fourth Supplemental Indenture which are entitled to the benefit of the provisions set forth herein or would be adversely affected by such provisions;

WHEREAS, the entry into of this Fourth Supplemental Indenture has been authorized pursuant to a Board Resolution as required by Section 9.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture, and whereas all actions required by it to be taken in order to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been taken and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects; and

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

Article 1
DEFINITIONS

Section 1.01. Definition of Terms. For all purposes of this Fourth Supplemental Indenture:

(a)       a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(b)       capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Base Indenture;

(c)       the singular includes the plural and vice versa;

(d)       headings are for convenience of reference only and do not affect interpretation; and

(e)       for purposes of this Fourth Supplemental Indenture and the Base Indenture, the term “series” shall mean the series of securities designated as the Senior Notes.

Article 2
THE SENIOR DEBT SECURITIES

Section 2.01. Terms of the Senior Notes. The following terms relating to the Senior Notes are hereby established pursuant to Section 3.01 of the Base Indenture:

(a)       The title of the Senior Notes shall be the “4.269% Fixed Rate/Floating Rate Senior Notes due 2025”;

(b)       The aggregate principal amount of the Senior Notes that may be authenticated and delivered under the Indenture shall not initially exceed $2,000,000,000 (except as otherwise provided in the Indenture);

(c)       Principal on the Senior Notes shall be payable on March 22, 2025 (the “Maturity Date”), unless earlier redeemed in accordance with the provisions set forth in Article 11 of the Indenture;

(d)       The Senior Notes shall be issued in global registered form on or about March 22, 2019;

(e)       From (and including) March 22, 2019, to (but excluding) March 22, 2024 (such period, the “Fixed Rate Period”), interest on the Senior Notes will be payable at a rate of 4.269% per annum (the “Fixed Interest Rate”). During the Fixed Rate Period, interest on the Senior Notes will be payable semi-annually in arrear on March 22 and September 22 of each year, beginning on September 22, 2019 (each, a “Fixed Rate Period Interest Payment Date”) to (and including) March 22, 2024.

From (and including) March 22, 2024, to (but excluding) the Maturity Date (such period, the “Floating Rate Period”), the interest rate on the Senior Notes will be equal to the three-month U.S. dollar London interbank offered rate (“LIBOR”), as determined by the Calculation Agent on the applicable Interest Determination Date, plus 1.762% per annum, accruing from March 22, 2024, to (but excluding) the Maturity Date. During the Floating Rate Period, interest on the Senior Notes will be payable quarterly in arrear on June 22, 2024, September 22, 2024, December 22, 2024, and March 22, 2025, beginning on June 22, 2024, to and (including) the Maturity Date (each, a “Floating Rate Period Interest Payment Date” and, together with each Fixed Rate Period Interest Payment Date, each an “Interest Payment Date”) and will be reset quarterly on March 22, 2024, June 22, 2024, September 22, 2024 and December 22, 2024, beginning on March 22, 2024 (each an “Interest Reset Date”).

During the Fixed Rate Period:

(i)       Interest will be calculated on the basis of twelve 30-day months or, in the case of an incomplete month, the actual number of days elapsed, in each case assuming a 360-day year; and

(ii)       If any scheduled interest payment date is not a business day, such interest payment date will be postponed to the next day that is a business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

During the Floating Rate Period:

(i)       Interest will be calculated on the basis of the actual number of days in each interest period, assuming a 360-day year. An interest period will be the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first floating rate interest period will begin March 22, 2024 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

(ii)       If any scheduled Interest Reset Date or Floating Rate Period Interest Payment Date (other than the Maturity Date) is not a business day, such Interest Reset Date or Floating Rate Period Interest Payment Date will be postponed to the next day that is a business day; provided that if that business day falls in the next succeeding calendar month, such Interest Reset Date or Floating Rate Period Interest Payment Date will be the immediately preceding business day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date;

(f)       The regular record dates for the Senior Notes will be the 15th calendar day preceding each Interest Payment Date, whether or not a business day;

(g)       No premium, upon redemption or otherwise, shall be payable by the Company on the Senior Notes; and

(h)       The form of the Senior Notes shall be evidenced by one or more global notes in registered form substantially in the form of Exhibit A attached to this Fourth Supplemental Indenture and made a part thereof.

(i)       Principal of and any interest on the Senior Notes shall be paid to the Holder through The Bank of New York Mellon, as paying agent of the Company having offices in London, United Kingdom;

(j)       The Senior Notes shall not be redeemable except as provided in Article 11 of the Base Indenture as amended by Section 3.07 and Section 3.08 of this Fourth Supplemental Indenture. The Senior Notes shall not be redeemable at the option of the Holders at any time. In connection with any redemption of Senior Notes pursuant to Section 11.08 of the Base Indenture, the date referenced therein shall be March 22, 2019.

(k)       The Company shall have no obligation to redeem or purchase the Senior Notes pursuant to any sinking fund or analogous provision;

(l)       The Senior Notes shall be issued only in denominations of $200,000 and integral multiples of $1,000 in excess thereof;

(m)       The principal amount of, and any accrued interest on, the Senior Notes shall be payable upon the declaration of acceleration thereof pursuant to Section 5.02 of the Base Indenture, as amended by Section 3.04 of this Fourth Supplemental Indenture;

(n)       Additional Amounts shall only be payable on the Senior Notes pursuant to Section 10.04 of the Base Indenture;

(o)       The Senior Notes shall not be converted into or exchanged at the option of the Company for stock or other securities of the Company;

(p)       The Senior Notes shall be denominated in U.S. Dollars;

(q)       The payment of principal of and interest, if any, on the Senior Notes shall be payable in U.S. Dollars;

(r)       The payment of principal of and interest, if any, on the Senior Notes shall be payable only in the coin or currency in which the Senior Notes are denominated which, pursuant to (p) above, shall be U.S. Dollars;

(s)       The Senior Notes will be issued in the form of one or more global securities in registered form, without coupons attached, and the initial Holder with respect to each such global security shall be Cede & Co., as nominee of The Depository Trust Company;

(t)       Except in limited circumstances, the Senior Notes will not be issued in definitive form;

(u)       The Calculation Agent for the Senior Notes is National Westminster Bank plc or its successor appointed by the Company, pursuant to a calculation agent agreement expected to be entered into on March 22, 2019;

(v)       Subject to Section 2.01(w) below, LIBOR shall be determined by the Calculation Agent in accordance with the following provisions:

i.	With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (ii) below.

ii.	With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01(as defined below), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected and identified by the Company, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York, as selected and identified by the Company, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date or, in the case of the initial Interest Determination Date, such rate as may be determined by such alternate method as reasonably selected by the Calculation Agent.

“Interest Determination Date” means the second London banking day preceding each applicable Interest Reset Date.

All percentages resulting from any calculation of any interest rate on the Senior Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward;

(w)       Notwithstanding the provisions described above under Section 2.01(v) above, if the Company (in consultation with the Calculation Agent to the extent practicable) determines that a Benchmark Event has occurred or considers that there may be a Successor Rate, in either case, when any rate of interest for a Floating Rate Interest Period (or the relevant component part thereof) remains to be determined by reference to LIBOR, then the following provisions will apply:

(i)       the Company will use reasonable endeavors to appoint an Independent Adviser to determine a Successor Rate or, alternatively, if the Independent Adviser determines that there is no Successor Rate, an Alternative Reference Rate, no later than 5 business days prior to an Interest Determination Date (the “IA Determination Cut-off Date”), for purposes of determining the rate of interest for a Floating Rate Interest Period;

(ii)       if the Company is unable to appoint an Independent Adviser, or the Independent Adviser appointed by the Company fails to determine a Successor Rate or an Alternative Reference Rate prior to the IA Determination Cut-off Date, then the Company (in consultation with the Calculation Agent to the extent practicable and acting in good faith) may determine a Successor Rate, or if the Company determines that there is no Successor Rate, an Alternative Reference Rate, for purposes of determining the rate of interest for a Floating Rate Interest Period; provided, however, that if the Company is unable or unwilling to determine a Successor Rate or an Alternative Reference Rate prior to an Interest Determination Date in accordance with this sub-paragraph (ii), the rate of interest will be equal to the rate of interest in effect with respect to the immediately preceding Interest Determination Date, or, in the case of the initial Interest Determination Date, the rate of interest will be equal to the Fixed Interest Rate.

If a Successor Rate or Alternative Reference Rate is determined in accordance with the preceding provisions, such Successor Rate or Alternative Reference Rate shall be substituted for LIBOR for all future Floating Rate Interest Periods.

If the Independent Adviser (in consultation with the Company) determines (or, if the Company is unable to appoint an Independent Adviser, or the Independent Adviser fails to determine whether an Adjustment Spread should be applied, the Company determines) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Reference Rate, as applicable, and determines the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Reference Rate, as applicable. If the Independent Adviser is, or the Company is, as the case may be, unable to determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Successor Rate or Alternative Reference Rate, as applicable, will apply without an Adjustment Spread.

If the Independent Adviser or the Company, as the case may be, determines a Successor Rate or Alternative Reference Rate or, in each case, any Adjustment Spread, in accordance with the above provisions, the Independent Adviser or the Company may also, following consultation with the Calculation Agent to the extent practicable, specify changes to the Successor Rate or Alternative Reference Rate, as applicable, or, in each case, the Adjustment Spread, including the determination of the display page for the Successor Rate or Alternative Reference Rate or the method for determining the fallback rate in relation to the Senior Notes, as well as specify changes to the day count fraction, business day convention, the definition of business day, the Interest Determination Date or the Floating Rate Period Interest Payment Date, and related provisions and definitions. All such changes can be made in order to follow market practice in relation to the Successor Rate or Alternative Reference Rate and such changes shall apply to the Senior Notes for all future Floating Rate Interest Periods. Upon receipt of satisfactory documentation, the Trustee shall, at our direction and expense, effect such amendments as may be required in order to give effect to this Section 2.01(w) pursuant to a supplemental indenture or an amendment to the Indenture, or issuances and authentication of new global or definitive notes in respect of the Senior Notes, and the Trustee shall not be liable to any party for any consequences thereof, save as provided in the Indenture and the Senior Notes. No Holder consent will be solicited or required in connection with effecting the Successor Rate, Alternative Reference Rate or any related changes, including the Adjustment Spread, as applicable, and including for the execution of any documents, amendments to the Indenture or Senior Notes or other steps by the Company, the Trustee, the Calculation Agent or the principal paying agent (if required). The Company will, promptly following the determination of any Successor Rate, Alternative Reference Rate or Adjustment Spread, give notice thereof and of any changes to the terms of the Senior Notes to the Trustee, the Calculation Agent, the principal paying agent and the Holders, in accordance with Section 1.05 and Section 1.06 of the Base Indenture. By its acquisition of Senior Notes, each Holder and Beneficial Owner of the Senior Notes and each subsequent Holder and Beneficial Owner acknowledges, accepts, agrees to be bound by, and consents to, the Independent Adviser or the Company’s, as applicable, determination of the Successor Rate, Alternative Reference Rate or Adjustment Spread, as applicable, any changes in connection therewith as contemplated by this provision, and to any amendment or alteration of the terms of the Senior Notes, including an amendment of the amount of interest due on the Senior Notes, as may be required in order to give effect to this Section 2.01(w). The Trustee shall be entitled to rely on this deemed consent in connection with any supplemental indenture or amendment which may be necessary to effect the Successor Rate or Alternative Reference Rate.

By its acquisition of Senior Notes, each Holder of Senior Notes waives any and all claims against the Trustee, the Calculation Agent and the principal paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and the principal paying agent in respect of, and agrees that neither the Trustee, the Calculation Agent or the principal paying agent will be liable for, any action that the Trustee, the Calculation Agent or the paying agent, as the case may be, takes, or abstains from taking, in each case in accordance with this Section 2.01(w). By its acquisition of Senior Notes, each Holder of Senior Notes agrees that neither the Trustee, the Calculation Agent or the principal paying agent will have any obligation to determine any Successor Rate, Alternative Reference Rate or Adjustment Spread (including any adjustments thereto), including in the event of any failure by us to determine any Successor Rate, Alternative Reference Rate or Adjustment Spread.

An Independent Adviser appointed pursuant to this section shall act in good faith and (in the absence of bad faith, gross negligence or willful misconduct) shall have no liability whatsoever to the Company, the Trustee, the Calculation Agent or any Holder or Beneficial Owner for any determination made by it or for any advice given to the Company in connection with any determination made by the Company, pursuant to this Section 2.01(w).

No Successor Rate, Alternative Reference Rate and/or Adjustment Spread will be adopted pursuant to this Section 2.01(w), nor will any other amendment to the terms of the Senior Notes be made, if and to the extent that, in the Company’s determination, the same could reasonably be expected to prejudice the qualification of the Senior Notes as the Company’s and/or the Regulatory Group’s minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments.

(x)       The Events of Default on the Senior Notes are as set forth in Section 5.01 of the Base Indenture as amended by Section 3.03 of this Fourth Supplemental Indenture; and

(y)       The Company may issue additional Senior Notes (“Additional Senior Notes”) after the date hereof having the same ranking and same interest rate, Maturity Date, redemption terms and other terms as the Senior Notes except for the price to the public and issue date, provided however that if such additional notes have the same CUSIP, ISIN and/or Common Code as the Outstanding Senior Notes, such additional notes must be fungible with the Senior Notes for U.S. federal income tax purposes. Any such Additional Senior

Notes, together with the Senior Notes will constitute a single series of securities under the Indenture. There is no limitation on the amount of notes or other debt securities that the Company may issue under the Indenture.

Article 3
AMENDMENTS TO THE BASE INDENTURE

Section 3.01. Addition of Definitions. With respect to the Senior Notes only, Section 1.01 of the Base Indenture is amended to include the following definitions (which shall be deemed to arise in Section 1.01 in their proper alphabetical order):

“Adjustment Spread” means a spread (which may be positive or negative) or formula or methodology for calculating a spread, which the Independent Adviser (in consultation with the Company) or the Company, as applicable, determines is required to be applied to the Successor Rate or the Alternative Reference Rate, as applicable, as a result of the replacement of LIBOR with the Successor Rate or the Alternative Reference Rate, as applicable, and is the spread, formula or methodology which:

(i)       in the case of a Successor Rate, is recommended in relation to the replacement of LIBOR with the Successor Rate by any Relevant Nominating Body;

(ii)       in the case of a Successor Rate for which no such recommendation has been made or in the case of an Alternative Reference Rate, the Independent Adviser (in consultation with the Company) or the Company, as applicable, determines is recognized or acknowledged as being in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, where such rate has been replaced by the Successor Rate or the Alternative Reference Rate, as applicable; or

(iii)       if no such customary market usage is recognized or acknowledged, the Independent Adviser in its discretion (in consultation with the Company), or the Company in its discretion, as applicable, determines (acting in good faith) to be appropriate.

“Alternative Reference Rate” means the reference rate (and related alternative screen page or source, if available) that the Independent Adviser or the Company (as applicable) determines has replaced LIBOR in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, or, if the Independent Adviser or the Company (as applicable) determines that there is no such rate, such other rate as the Independent Adviser or the Company (as applicable) determines, each as in our own discretion acting in good faith, is most comparable to LIBOR.

“Benchmark Event” means:

(i)	LIBOR has ceased to be published on Reuters Page LIBOR 01 as a result of LIBOR ceasing to be calculated or administered; or

(ii)	a public statement by the administrator of LIBOR that it will cease publishing LIBOR permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of LIBOR); or

(iii)	a public statement by the supervisor of the administrator of LIBOR that LIBOR has been or will be permanently or indefinitely discontinued; or

(iv)	a public statement by the supervisor of the administrator of LIBOR that means that LIBOR will be prohibited from being used or that its use will be subject to restrictions or adverse consequences; or

(v)	it has or will become unlawful for the Calculation Agent or the Company to calculate any payments due to be made to any noteholder using LIBOR (including, without limitation, under the Benchmark Regulation (EU) 2016/1011, if applicable).

“Beneficial Owners” shall mean (a) if the Senior Debt Securities are in global form, the beneficial owners of the Senior Debt Securities (and any interest therein) and (b) if the Senior Debt Securities are held in definitive form, the Holders in whose names the Senior Debt Securities are registered in the Senior Debt Security Register and any beneficial owners holding an interest in such Senior Debt Securities held in definitive form.

“business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorised or required by law or regulation to close in the City of New York or in the City of London.

“Calculation Agent” shall mean National Westminster Bank Plc or its successor appointed by the Company, pursuant to a calculation agent agreement expected to be entered into on March 22, 2019.

“Default” has the meaning set forth in Section 5.03.

“Event of Default” has the meaning set forth in Section 5.01.

“Fixed Rate Period” has the meaning set forth in Section 2.01 of the Fourth Supplemental Indenture.

“Floating Rate Interest Period” means during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first floating rate interest period will begin on March 22, 2024 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

“Floating Rate Period Interest Payment Date” has the meaning set forth in Section 2.01 of the Fourth Supplemental Indenture.

“Fourth Supplemental Indenture” means this Fourth Supplemental Indenture under the Amended and Restated Indenture, dated as of March 22, 2019, among the Company and the Trustee.

“Independent Adviser” means an independent financial institution of international repute or other independent financial adviser experienced in the international capital markets, in each case appointed by the Company at its own expense.

“Interest Determination Date” has the meaning set forth in Section 2.01 of the Fourth Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Section 2.01 of the Fourth Supplemental Indenture.

“Issue Date” means March 22, 2019.

“LIBOR” has the meaning set forth in Section 2.01 of the Fourth Supplemental Indenture.

“Loss Absorption Disqualification Event” shall be deemed to have occurred if:

(i)       at the time that any Loss Absorption Regulation becomes effective, and as a result of such Loss Absorption Regulation becoming so effective, in each case with respect to the Company and/or the Regulatory Group, on or after the issue date of the Senior Notes, the Senior Notes are or, in the Company’s opinion or in the opinion of the PRA are likely not to qualify in full towards the Company’s and/or the Regulatory Group’s (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments; or

(ii)       as a result of any amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the issue date of the Senior Notes, the Senior Notes are or, in the Company’s opinion or in the opinion of the PRA are likely to be, fully or partially excluded from the Company’s and/or the Regulatory Group’s (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments, in each case as such minimum requirements are applicable to the Company and/or the Regulatory Group and determined in accordance with, and pursuant to, the relevant Loss Absorption Regulations; provided that in the case of (i) and (ii) above, a Loss Absorption Disqualification Event shall not occur where the exclusion of the Senior Notes from the relevant minimum requirement(s) is due to the remaining maturity of the Senior Notes being less than any period prescribed by any applicable eligibility criteria for such minimum requirements under the relevant Loss Absorption Regulations effective with respect to the Company and/or the Regulatory Group on the issue date of the Senior Notes.

“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments of the United Kingdom, the PRA, the United Kingdom resolution authority, the Financial Stability Board and/or of the European

Parliament or of the Council of the European Union then in effect in the United Kingdom including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission and any regulations, requirements, guidelines, rules, standards and policies relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments adopted by the PRA and/or the United Kingdom resolution authority from time to time (whether or not such regulations, requirements, guidelines, rules, standards or policies are applied generally or specifically to the Company or to the Regulatory Group).

“Maturity Date” has the meaning set forth in Section 2.01 of the Fourth Supplemental Indenture.

“PRA” means the UK Prudential Regulation Authority and/or such other governmental authority in the United Kingdom having primary supervisory authority with respect to the Company’s business.

“Regulatory Group” means the Company, the Company’s subsidiary undertakings, participations, participating interests and any subsidiary undertakings, participations or participating interests held (directly or indirectly) by any of the Company’s subsidiary undertakings from time to time and any other undertakings from time to time consolidated with the Company for regulatory purposes, in each case in accordance with the rules and guidance of the PRA then in effect.

“Relevant Nominating Body” means, in respect of a reference rate:

(i)       the central bank, reserve bank, monetary authority or any similar institution for the currency to which such reference rate relates, or any other central bank or other supervisory authority which is responsible for supervising the administrator of such reference rate; or

(ii)       any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank, reserve bank, monetary authority or any similar institution for the currency to which such reference rate relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of such reference rate, (c) a group of the aforementioned central banks or other supervisory authorities, (d) the International Swaps and Derivatives Association, Inc. or any part thereof, or (e) the Financial Stability Board or any part thereof.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying LIBOR of major banks for U.S. dollars.

“Senior Creditors” means creditors of the Company whose claims are admitted to proof in the winding up, liquidation, administration or other insolvency procedure of the Company and who are unsubordinated creditors of the Company.

“Senior Notes” has the meaning set forth in the recitals to the Fourth Supplemental Indenture.

“Successor Rate” means the reference rate (and related alternative screen page or source, if available) that the Independent Adviser or the Company (as applicable) determines is a successor to or replacement of LIBOR (for the avoidance of doubt, whether or not LIBOR has ceased to be available) which is recommended by any Relevant Nominating Body.

Section 3.02. Satisfaction and Discharge. With respect to the Senior Notes only, Section 4.01 of the Base Indenture is amended and restated in its entirety and shall read as follows:

Section 4.01. Satisfaction and Discharge of Amended and Restated Indenture. This Amended and Restated Indenture shall upon Company Request cease to be of further effect with respect to the Senior Debt Securities (except as to any surviving rights of registration of transfer or exchange of the Senior Debt Securities herein expressly provided for), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Amended and Restated Indenture with respect to the Senior Debt Securities when:

(a)	all Senior Debt Securities theretofore authenticated and delivered (other than (A) Senior Debt Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.06 and (B) Senior Debt Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 10.03) have been delivered to the Trustee for cancellation;

(b)	the Company has paid or caused to be paid all other sums payable hereunder by the Company with respect to the Senior Debt Securities; and

(c)	the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Amended and Restated Indenture with respect to the Senior Debt Securities have been complied with.

Notwithstanding any satisfaction and discharge of this Amended and Restated Indenture, the obligations of the Company to the Trustee under Section 6.07, the obligations of the Trustee to any Authenticating Agent under Section 6.14 and the last paragraph of Section 10.03, shall survive such satisfaction and discharge, including any termination under any bankruptcy law.

Section 3.03. Events of Default. With respect to the Senior Notes only, Section 5.01 of the Base Indenture is amended and restated in its entirety and shall read as follows:

Section 5.01. Events of Default. “Event of Default”, wherever used herein with respect to the Senior Debt Securities, means the making of an order by a court of competent jurisdiction which is not successfully appealed within 30 days of the making of such order, or valid adoption by the shareholders of the Company of an effective resolution, for the winding-up of the Company (other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency). The exercise of any U.K. bail-in power by the relevant U.K. authority shall not constitute a default or an Event of Default under this Section 5.01 or a Default under Section 5.03.

Section 3.04. Acceleration of Maturity; Rescission and Annulment. With respect to the Senior Notes only, Section 5.02 of the Base Indenture is amended by adding the following at the end of the section:

If the Senior Debt Securities become due and payable and the Company fails to pay such amounts (or any damages awarded for breach of any obligations in respect of the Senior Debt Securities or this Amended and Restated Indenture) forthwith upon demand, notwithstanding the continuing right of any Holder to receive payment of the principal of and interest on the Senior Debt Securities, or to institute suit for the enforcement of any such payment, each as provided for under Section 316(b) (Directions and Waivers by Bondholders; Prohibition of Impairment of Holders’ Right to Repayment) of the Trust Indenture Act, the Trustee, in its own name and as trustee of an express trust, may institute proceedings for the winding up of the Company, and/or prove in a winding up of the Company for all such due and payable amounts (including any damages awarded for breach of any obligations in respect of the Senior Debt Securities or this Amended and Restated Indenture) but no other remedy shall be available to the Trustee or the Holders.

Section 3.05. Defaults; Collection of Indebtedness and Suits for Enforcement by Trustee. With respect to the Senior Notes only, Section 5.03 of the Base Indenture is amended and restated in its entirety and shall read as follows:

Section 5.03. Defaults; Collection of Indebtedness and Suits for Enforcement by Trustee. “Default” wherever used herein with respect to the Senior Debt Securities of a particular series, means any one of the following events (subject as provided below, whatever the reason for such Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	the Company fails to pay any installment of interest in respect of the Senior Debt Securities of such series on or before the relevant Interest Payment Date and such failure continues for 14 days; or

(b)	the Company fails to pay all or any part of the principal amount of the Senior Debt Securities of such series when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for 7 days.

If a Default occurs and is continuing, the Trustee may commence a proceeding for the winding up of the Company, provided that the Trustee may not declare the principal amount of any Outstanding Senior Debt Securities of any series to be due and payable.

Subject to applicable law, the Trustee (acting on behalf of the Holders) and the Holders of the Senior Debt Securities by their acceptance thereof will be deemed to have waived to the fullest extent permitted by law any right of set-off, counterclaim or combination of accounts with respect to the Senior Debt Securities, the Fourth Supplemental Indenture or this Amended and Restated Indenture (or between the Company’s obligations under or in respect of any Senior Debt Security and any liability owed by a Holder to the Company) that they (or the Trustee acting on their behalf) might otherwise have against the Company, whether before or during any winding-up, liquidation or administration of the Company. Notwithstanding the above, if any of such rights and claims of any such Holder (or the Trustee acting on behalf of such Holders) against the Company are discharged by set-off, such Holder (or the Trustee acting on behalf of such Holders) will immediately pay an amount equal to the amount of such discharge to the Company or, in the event of any winding-up, liquidation or administration of the Company, the liquidator or administrator (or other relevant insolvency official), as the case may be, to be held on trust for the Senior Creditors and until such time as payment is made will hold a sum equal to such amount on trust for the Senior Creditors and accordingly such discharge shall be deemed not to have taken place.

Notwithstanding the foregoing and any other provisions, a failure to make any payment on the Senior Debt Securities of any series shall not be a Default if it is withheld or refused, upon independent counsel’s advice delivered to the Trustee, in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction, provided, however, that the Trustee may require the Company to take any action which, upon independent counsel’s advice delivered to the Trustee, is appropriate and reasonable in the circumstances (including proceedings for a court declaration), in which case the Company shall immediately take and expeditiously proceed with the action and shall be bound by any final resolution resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the payment shall become due and payable on the expiration of the applicable 14-day or seven-day period after the Trustee gives written notice to the Company informing it of such determination.

Upon the occurrence of any Event of Default or Default, the Company shall give prompt written notice to the Trustee. Except as otherwise provided in this Article 5, the Trustee may proceed to protect and enforce its rights and the rights of the Holders of the Senior Debt Securities whether in connection with any breach by the Company of its obligations under the Senior Debt Securities, this Amended and Restated Indenture or otherwise, including by judicial proceedings, provided that the Company shall not, as a result of any such action by the Trustee, be required to pay any amount representing or measured by reference to principal or interest on the Senior Debt Securities of any series prior to any date on which the principal of, or any interest on, the Senior Debt Securities of any such series would have otherwise been payable.

No recourse for the payment of the principal of (or premium, if any) or interest, if any, on any Senior Debt Security, or for any claim based thereon and no recourse under or upon any obligation, covenant or agreement of the Company in this Amended and Restated Indenture, or in any Senior Debt Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, past, present or future, of the Company or of any successor corporation of the Company, either directly or through the Company or any successor corporation whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that to the extent lawful all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Amended and Restated Indenture and the issue of the Senior Debt Securities.

No remedy against the Company, other than as referred to in Article 5 of this Amended and Restated Indenture, shall be available to the Trustee or the Holders of the Senior Debt Securities whether for the recovery of amounts owing in respect of such Senior Debt Securities or under this Amended and Restated Indenture or in respect of any breach by the Company of its obligations under this Amended and Restated Indenture or in respect of the Senior Debt Securities, except that the Trustee and the Holders shall have such rights and powers as they are entitled to have under the Trust Indenture Act, including the Trustee’s prior lien on any amounts collected following a Default or Event of Default for payment of the Trustee’s fees and expenses, and provided that any payments on the Senior Debt Securities are subject to the subordination provisions set forth in this Amended and Restated Indenture.

Notwithstanding any contrary provisions, nothing shall impair the right of a Holder, absent the Holder’s consent, to sue for any payments due but unpaid with respect to the Senior Debt Securities.

Section 3.06. With respect to the Senior Notes only, Sections 5.07(a), 5.07(b), 5.11, 5.13, 6.02, 6.03(i), 8.03(c) of the Base Indenture shall be amended to add the words “or Default” after each appearance of the words “Event of Default”.

Section 3.07. Optional Redemption Due to Changes in Tax Treatment. With respect to the Senior Notes only, Section 11.08 of the Base Indenture is amended to replace in the first paragraph (i) the word “Unless” with the words “Subject to Sections 11.04 and 11.11 and unless” and (ii) the words “on any Interest Payment Date,” with “at any time during the Fixed Rate Period and thereafter only on a Floating Rate Period Interest Payment Date”.

Section 3.08. Redemption of Senior Debt Securities. With respect to the Senior Notes only, Article 11 of the Base Indenture is amended to amend and restate Section 11.04 and to add a Section 11.09, Section 11.10 and Section 11.11, each of which shall read as follows:

Section 11.04. Notice of Redemption. Unless otherwise provided as contemplated by Section 3.01 with respect to any series of Senior Debt Securities, notice of redemption shall be given (i) not less than 5 business days nor more than 60 calendar days prior to the Redemption Date to each Holder of Senior Debt Securities to be redeemed and (ii) to Trustee at least 5 business days prior to such date, unless a shorter notice period shall be satisfactory to the Trustee in the manner and to the extent provided in Section 1.06.

Any redemption notice will state:

a)	the Redemption Date;

b)	the Redemption Price;

c)	that, and subject to what conditions, the Redemption Price will become due and payable on the Redemption Date and that payments will cease to accrue on such date;

d)	the place or places at which each Holder may obtain payment of the Redemption Price; and

e)	the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to such series of Senior Debt Securities.

Notice of redemption of Senior Debt Securities to be redeemed at the selection of the Company shall be given by the Company or, at the Company’s Request, by the Trustee in the name and at the expense of the Company.

Section 11.09. Optional Redemption. Subject to Section 11.11, the Company may, at the Company’s option and in its sole discretion, redeem the Senior Debt Securities, in whole but not in part, on March 22, 2024, at a Redemption Price equal to 100% of the principal amount of the Senior

Debt Securities of any series together with any accrued but unpaid interest to, but excluding, the Redemption Date.

Section 11.10. Loss Absorption Disqualification Event Redemption. Subject to Sections 11.04 and 11.11, the Company may, at the Company’s option and in its sole discretion, redeem the Senior Debt Securities, in whole but not in part, at any time during the Fixed Rate Period and thereafter only on a Floating Rate Period Interest Payment Date, at a Redemption Price equal to 100% of the principal amount of the Senior Debt Securities of any series together with any accrued but unpaid interest to, but excluding, the Redemption Date, if the Company determines that a Loss Absorption Disqualification Event has occurred and is continuing.

Before the publication of any notice of redemption pursuant to a Loss Absorption Disqualification Event, the Company shall deliver to the Trustee a certificate signed by two authorised signatories of the Company stating that, in such signatories’ belief, the condition for redemption has occurred and is continuing as at the date of the certificate, and the Trustee is entitled to conclusively rely on and shall accept such certificate as sufficient evidence of such occurrence, in which event it shall be conclusive and binding on the Holders.

Section 11.11. Conditions to Redemption and Repurchase. Notwithstanding any other provision, the Company may only redeem Senior Debt Securities of any series prior to their Maturity Date (as provided for in Section 11.08, Section 11.09 and Section 11.10) or repurchase Senior Debt Securities of any series (and give notice thereof to the Holders of such series of Senior Debt Securities in the case of redemption) if the Company has obtained the prior consent of the PRA, to the extent such consent is at the relevant time and in the relevant circumstances required (if at all) by the Loss Absorption Regulations or applicable laws or regulations in effect in the United Kingdom.

Article 4
MISCELLANEOUS

Section 4.01. Effect of Supplemental Indenture. Upon the execution and delivery of this Fourth Supplemental Indenture by the Company and the Trustee, and the delivery of the documents referred to in Section 4.02 herein, the Base Indenture shall be amended and supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Base Indenture for all purposes in respect of the Senior Notes.

Section 4.02. Other Documents to Be Given to the Trustee. As specified in Section 9.03 of the Base Indenture and subject to the provisions of Section 6.03 of the Base Indenture, the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel stating the recitals contained in Section 1.02 of the Base Indenture, and in the case of such Opinion of Counsel, that this Fourth Supplemental Indenture is authorized or permitted by the Base Indenture, conforms to the requirements of the Trust Indenture Act, and (subject to Section 1.03 of the Base Indenture) constitutes valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, as conclusive evidence that this Fourth Supplemental Indenture complies with the applicable provisions of the Base Indenture.

Section 4.03. Confirmation of Indenture. The Base Indenture and this Fourth Supplemental Indenture with respect to the Senior Notes, is in all respects ratified and confirmed, including without limitation Section 6.07 and Article 12 of the Base Indenture, and the Base Indenture, this Fourth Supplemental Indenture and all indentures supplemental thereto shall, in respect of the Senior Notes, be read, taken and construed as one and the same instrument. This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture with respect to the Senior Notes. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this Fourth Supplemental Indenture, the terms and conditions of this Fourth Supplemental Indenture shall prevail with respect to the Senior Notes.

Section 4.04. Concerning the Trustee. The Trustee does not make any representations as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not the Trustee. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 4.05. Governing Law. This Fourth Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, irrespective of conflicts of laws principles, except as stated in Section 1.12 of the Base Indenture, and except that the authorization and execution by the Company of this Fourth Supplemental Indenture and the Senior Notes shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of the Company and the Trustee, as the case may be.

Section 4.06. Reparability. In case any provision contained in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

THE ROYAL BANK OF SCOTLAND GROUP PLC, as the Company

By:	/s/ Robert Begbie
	Name:	Robert Begbie
	Title:	Treasurer

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Trustee

By:	/s/ Thomas Vanson
	Name:	Thomas Vanson
	Title:	Authorised Signatory

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF SENIOR NOTES

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No. 780097 BK6

ISIN No. US780097BK63

THE ROYAL BANK OF SCOTLAND GROUP plc

4.269% Fixed rate/floating rate Notes due 2025
(“SENIOR NOTES”)

No. [●]	$[●]

THE ROYAL BANK OF SCOTLAND GROUP plc (herein called the “Company,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assignees, the principal sum of $[●] ([●] million dollars) on March 22, 2025 (the “Maturity Date”), or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon:

(1) from (and including) March 22, 2019 (the “Issue Date”), to (but excluding) March 22, 2024 (such period, the “Fixed Rate Period”), semi-annually in arrear on March 22 and September 22 of each year, beginning on September 22, 2019, to (and including) March 22, 2024 (each, a “Fixed Rate Period Interest Payment Date”), at a rate of 4.269% per annum (the “Fixed Interest Rate”); and

(2) from (and including) March 22, 2024 to (but excluding) the Maturity Date (such period, the “Floating Rate Period”), quarterly in arrear on June 22, 2024, September 22, 2024, December 22, 2024 and March 22, 2025, beginning on June 22,

(Face of Security continued on next page)

2024, to (and including) the Maturity Date (each, a “Floating Rate Period Interest Payment Date” and, together with each Fixed Rate Period Interest Payment Date, each an “Interest Payment Date”), equal to the three-month U.S. dollar London interbank offered rate (“LIBOR”), as determined by the Calculation Agent on the applicable Interest Determination Date, plus 1.762% per annum, accruing from March 22, 2024, to (but excluding) the Maturity Date and which interest rate will be reset quarterly on March 22, 2024, June 22, 2024, September 22, 2024 and December 22, 2024, beginning on March 22, 2024 (each an “Interest Reset Date”).

“Interest Determination Date” means the second London banking day preceding each applicable Interest Reset Date.

“London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

Subject to the provisions below, LIBOR shall be determined by the Calculation Agent in accordance with the following provisions:

i.	With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (ii) below.

ii.	With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01 (as defined below), the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected and identified by the Company, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York, as selected and identified by the Company, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset

(Face of Security continued on next page)

Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date or, in the case of the initial Interest Determination Date, such rate as may be determined by such alternate method as reasonably selected by the Calculation Agent.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying LIBOR of major banks for U.S. dollars.

All percentages resulting from any calculation of any interest rate on this Senior Note will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

Notwithstanding the provisions relating to the determination of LIBOR described above, if the Company (in consultation with the Calculation Agent to the extent practicable) determines that a Benchmark Event has occurred or considers that there may be a Successor Rate, in either case, when any rate of interest for a Floating Rate Interest Period (or the relevant component part thereof) remains to be determined by reference to LIBOR, then the following provisions will apply:

(1)	the Company will use reasonable endeavors to appoint an Independent Adviser to determine a Successor Rate or, alternatively, if the Independent Adviser determines that there is no Successor Rate, an Alternative Reference Rate, no later than 5 business days prior to an Interest Determination Date (the “IA Determination Cut-off Date”), for purposes of determining the rate of interest for the Floating Rate Interest Period;

(2)	if the Company is unable to appoint an Independent Adviser, or the Independent Adviser appointed by the Company fails to determine a Successor Rate or an Alternative Reference Rate prior to the IA Determination Cut-off Date, then the Company (in consultation with the Calculation Agent to the extent practicable and acting in good faith) may determine a Successor Rate, or if the Company determines that there is no Successor Rate, an Alternative Reference Rate, for purposes of determining the rate of interest for a Floating Rate Interest Period; provided, however, that if the Company is unable or unwilling to determine a Successor Rate or an Alternative Reference Rate prior to an Interest Determination Date in accordance with this sub-paragraph (2), the rate of interest will be equal to the rate of interest in effect with respect to the immediately preceding Interest

(Face of Security continued on next page)

Determination Date, or, in the case of the initial Interest Determination Date, the rate of interest will be equal to the Fixed Interest Rate.

If a Successor Rate or Alternative Reference Rate is determined in accordance with the preceding provisions, such Successor Rate or Alternative Reference Rate shall be substituted for LIBOR for all future Floating Rate Interest Periods.

If the Independent Adviser (in consultation with the Company) determines (or, if the Company is unable to appoint an Independent Adviser, or the Independent Adviser fails to determine whether an Adjustment Spread should be applied, the Company determines) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Reference Rate, as applicable, and determines the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Reference Rate, as applicable. If the Independent Adviser is, or the Company is, as the case may be, unable to determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Successor Rate or Alternative Reference Rate, as applicable, will apply without an Adjustment Spread.

If the Independent Adviser or the Company, as the case may be, determines a Successor Rate or Alternative Reference Rate or, in each case, any Adjustment Spread, in accordance with the above provisions, the Independent Adviser or the Company may also, following consultation with the Calculation Agent to the extent practicable, specify changes to the Successor Rate or Alternative Reference Rate, as applicable, or, in each case, the Adjustment Spread, including the determination of the display page for the Successor Rate or Alternative Reference Rate or the method for determining the fallback rate in relation to the Senior Notes, as well as specify changes to the day count fraction, business day convention, the definition of business day, the Interest Determination Date or the Floating Rate Period Interest Payment Date, and related provisions and definitions. All such changes can be made in order to follow market practice in relation to the Successor Rate or Alternative Reference Rate and such changes shall apply for all future Floating Rate Interest Periods. Upon receipt of satisfactory documentation, the Trustee shall, at our direction and expense, effect such amendments as may be required in order to give effect to this provision pursuant to a supplemental indenture or an amendment to the Indenture, or issuances and authentication of new global or definitive notes in respect of this Senior Notes, and the Trustee shall not be liable to any party for any consequences thereof, save as provided in the Indenture and this Senior Note. No Holder consent will be solicited or required in connection with effecting the Successor Rate or Alternative Reference Rate or any related changes, including the Adjustment Spread, as applicable, and including for the execution of any documents, amendments to the Indenture or this Senior Note or other steps by the Company, the Trustee, the Calculation Agent or the principal paying agent (if required). The Company will, promptly following the determination of any Successor Rate, Alternative Reference Rate or Adjustment Spread, give notice thereof and of any changes to the terms of this Senior Note to the Trustee, the Calculation Agent, the principal paying agent and the Holders, in accordance with

(Face of Security continued on next page)

Section 1.05 and Section 1.06 of the Base Indenture. By its acquisition of this Senior Note, each Holder and Beneficial Owner of this Senior Note and each subsequent Holder and Beneficial Owner acknowledges, accepts, agrees to be bound by, and consents to, the Independent Adviser or the Company’s, as applicable, determination of the Successor Rate, Alternative Reference Rate or Adjustment Spread, as applicable, any changes in connection therewith as contemplated by this provision, and to any amendment or alteration of the terms of the Senior Note, including an amendment of the amount of interest due on the Senior Note, as may be required in order to give effect to this provision. The Trustee shall be entitled to rely on this deemed consent in connection with any supplemental indenture or amendment which may be necessary to effect the Successor Rate or Alternative Reference Rate.

By its acquisition of this Senior Note, each Holder of this Senior Note waives any and all claims against the Trustee, the Calculation Agent and the principal paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and the principal paying agent in respect of, and agrees that neither the Trustee, the Calculation Agent or the principal paying agent will be liable for, any action that the Trustee, the Calculation Agent or the paying agent, as the case may be, takes, or abstains from taking, in each case in accordance with this provision. By its acquisition of this Senior Note, each Holder of this Senior Note agrees that neither the Trustee, the Calculation Agent or the principal paying agent will have any obligation to determine any Successor Rate, Alternative Reference Rate or Adjustment Spread (including any adjustments thereto), including in the event of any failure by us to determine any Successor Rate, Alternative Reference Rate or Adjustment Spread.

An Independent Adviser appointed pursuant to the above provisions shall act in good faith and (in the absence of bad faith, gross negligence or willful misconduct) shall have no liability whatsoever to the Company, the Trustee, the Calculation Agent or any Holder or Beneficial Owner for any determination made by it or for any advice given to the Company in connection with any determination made by the Company, pursuant to the above provisions.

No Successor Rate, Alternative Reference Rate and/or Adjustment Spread will be adopted pursuant to the above provisions, nor will any other amendment to the terms of this Senior Note be made, if and to the extent that, in the Company’s determination, the same could reasonably be expected to prejudice the qualification of this Senior Note as the Company’s and/or the Regulatory Group’s minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments.

“Adjustment Spread” means a spread (which may be positive or negative) or formula or methodology for calculating a spread, which the Independent Adviser (in consultation with the Company) or the Company, as applicable, determines is required to be applied to the Successor Rate or the Alternative Reference Rate, as applicable, as a

(Face of Security continued on next page)

result of the replacement of LIBOR with the Successor Rate or the Alternative Reference Rate, as applicable, and is the spread, formula or methodology which:

(i)	in the case of a Successor Rate, is recommended in relation to the replacement of LIBOR with the Successor Rate by any Relevant Nominating Body; or

(ii)	in the case of a Successor Rate for which no such recommendation has been made or in the case of an Alternative Reference Rate, the Independent Adviser (in consultation with the Company) or the Company, as applicable, determines is recognized or acknowledged as being in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, where such rate has been replaced by the Successor Rate or the Alternative Reference Rate, as applicable; or

(iii)	if no such customary market usage is recognized or acknowledged, the Independent Adviser in its discretion (in consultation with the Company), or the Company in its discretion, as applicable, determines (acting in good faith) to be appropriate.

“Alternative Reference Rate” means the reference rate (and related alternative screen page or source, if available) that the Independent Adviser or the Company (as applicable) determines has replaced LIBOR in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, or, if the Independent Adviser or the Company (as applicable) determines that there is no such rate, such other rate as the Independent Adviser or the Company (as applicable) determines, each as in our own discretion acting in good faith, is most comparable to LIBOR.

“Benchmark Event” means:

(i)	LIBOR has ceased to be published on Reuters Page LIBOR 01 as a result of LIBOR ceasing to be calculated or administered; or

(ii)	a public statement by the administrator of LIBOR that it will cease publishing LIBOR permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of LIBOR); or

(iii)	a public statement by the supervisor of the administrator of LIBOR that LIBOR has been or will be permanently or indefinitely discontinued; or

(Face of Security continued on next page)

(iv)	a public statement by the supervisor of the administrator of LIBOR that means that LIBOR will be prohibited from being used or that its use will be subject to restrictions or adverse consequences; or

(v)	it has or will become unlawful for the Calculation Agent or the Company to calculate any payments due to be made to any noteholder using LIBOR (including, without limitation, under the Benchmark Regulation (EU) 2016/1011, if applicable).

“Floating Rate Interest Period” means during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first floating rate interest period will begin on March 22, 2024 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

“Independent Adviser” means an independent financial institution of international repute or other independent financial adviser experienced in the international capital markets, in each case appointed by the Company at its own expense.

“Relevant Nominating Body” means, in respect of a reference rate:

(i)	the central bank, reserve bank, monetary authority or any similar institution for the currency to which such reference rate relates, or any other central bank or other supervisory authority which is responsible for supervising the administrator of such reference rate; or

(ii)	any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank, reserve bank, monetary authority or any similar institution for the currency to which such reference rate relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of such reference rate, (c) a group of the aforementioned central banks or other supervisory authorities, (d) the International Swaps and Derivatives Association, Inc. or any part thereof, or (e) the Financial Stability Board or any part thereof.

“Successor Rate” means the reference rate (and related alternative screen page or source, if available) that the Independent Adviser or the Company (as applicable) determines is a successor to or replacement of LIBOR (for the avoidance of doubt, whether or not LIBOR has ceased to be available) which is recommended by any Relevant Nominating Body.

During the Fixed Rate Period:

(Face of Security continued on next page)

(i)       Interest will be calculated on the basis of twelve 30-day months or, in the case of an incomplete month, the actual number of days elapsed, in each case assuming a 360-day year; and

(ii)       If any scheduled interest payment date is not a business day, such interest payment date will be postponed to the next day that is a business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

During the Floating Rate Period:

(i)       Interest will be calculated on the basis of the actual number of days in each interest period, assuming a 360-day year. An interest period will be the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first floating rate interest period will begin on March 22, 2024 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

(ii)       If any scheduled Interest Reset Date or Floating Rate Period Interest Payment Date (other than the Maturity Date) is not a business day, such Interest Reset Date or Floating Rate Period Interest Payment Date will be postponed to the next day that is a business day; provided that if that business day falls in the next succeeding calendar month, such Interest Reset Date or Floating Rate Period Interest Payment Date will be the immediately preceding business day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date.

The regular record dates for this Senior Note will be the 15th calendar day preceding each Interest Payment Date, whether or not a business day.

If (i) the Company fails to pay any installment of interest in respect of this Senior Note on or before the relevant Interest Payment Date and such failure continues for 14 days, or (ii) the Company fails to pay all or any part of the principal amount of this Senior Note when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for 7 days (each of (i) and (ii), a “Default”), the Trustee may commence a proceeding for the winding up of the Company, provided that the Trustee may not declare the principal amount of any Outstanding Senior Notes to be due and payable.

(Face of Security continued on next page)

Payment of the principal amount of, and any interest on, this Senior Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner of such Senior Note for the purpose of receiving payment of principal and interest, if any, on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Notwithstanding any other term of any Senior Notes, the Indenture, or any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner, by its acquisition of this Senior Note, each Holder (including each Beneficial Owner) of this Senior Note acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, this Senior Note; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, this Senior Note into ordinary shares or other securities or other obligations of the Company or another person; and (iii) the amendment or alteration of the maturity of this Senior Note, or amendment of the amount of interest due on this Senior Note, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of this Senior Note solely to give effect to the exercise by the relevant U.K. authority of such U.K. bail-in power. Each Holder (including each Beneficial Owner) of this Senior Note further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under this Senior Note are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. authority.

(Face of Security continued on next page)

For these purposes, “U.K. bail-in power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (whether or not the U.K. is a member of the European Union) and/or within the context of a U.K. resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised, “relevant U.K. authority” means any authority with the ability to exercise a U.K. bail-in power.

IN WITNESS WHEREOF, the Company has caused this Senior Note to be duly executed.

Dated: March 22, 2019

Executed by THE ROYAL BANK OF SCOTLAND GROUP PLC

By:

Name:
Title: Authorized Signatory

Name:
Title: Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated: March 22, 2019

THE BANK OF NEW YORK MELLON, LONDON BRANCH
as Trustee

By:
Authorized Signatory

[Reverse of Note]

This note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”) issued and to be issued in one or more series under an amended and restated Indenture dated as of December 13, 2017 (the “Amended and Restated Indenture”), as amended and supplemented in respect of the Senior Notes by the Fourth Supplemental Indenture dated as of March 22, 2019 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case among the Company, as issuer, and The Bank of New York Mellon, acting through its London Branch as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.

This Senior Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $2,000,000,000.

The Company may, from time to time, without the consent of the Holders of the Senior Notes, issue Additional Senior Debt Securities having the same ranking and interest rate, Maturity Date, redemption terms and other terms as the Senior Notes of this series, except for the price to the public and issue date. Any such Additional Senior Debt Securities, together with the Senior Notes of this series, will constitute a single series of Senior Notes under the Indenture and shall be included in the definition of “Senior Debt Securities” in the Indenture where the context requires; provided, however, that if such Additional Senior Debt Securities are not fungible with the Outstanding Senior Notes of this series for U.S. federal income tax purposes, the Additional Senior Debt Securities must have a CUSIP, ISIN and/or other identifying number (as the case may be) different from those used for the Outstanding Senior Notes of this series.

The Senior Notes will initially be issued in the form of one or more global Senior Notes (each, a “Global Senior Note”). Except as provided in the Indenture, a Global Senior Note shall not be exchangeable for one or more definitive Senior Notes.

The Senior Notes of this series will constitute direct, unconditional, unsecured and unsubordinated obligations of the Company, as described herein, ranking pari passu without any preference among themselves, and equally with all other outstanding unsecured and unsubordinated obligations, present and future of the Company, except such obligations as are preferred by operation of law.

If an Event of Default with respect to the Senior Notes of this series shall have occurred and be continuing, the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes of this series may declare the principal amount of, and any accrued interest on, all the Senior Notes to be due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

Except as otherwise provided in Article 5 of the Indenture, the Trustee may proceed to protect and enforce its rights and the rights of the Holders of the Senior Notes whether in connection with any breach by the Company of its obligations under the Senior Notes, the Indenture or otherwise, including by judicial proceedings, provided that the Company shall not, as a result of any such action by the Trustee, be required to pay any amount representing or measured by reference to principal or interest on the Senior Notes prior to any date on which the principal of, or any interest on, the Senior Notes would have otherwise been payable.

If a Default occurs and is continuing, the Trustee may commence a proceeding for the winding up of the Company, provided that the Trustee may not declare the principal amount of any Outstanding Senior Notes to be due and payable.

Notwithstanding any other provisions of the Indenture, failure to make any payment on the Senior Notes shall not be a Default if it is withheld or refused, upon independent counsel’s advice delivered to the Trustee, in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction, provided, however, that the Trustee may require the Company to take any action which, upon independent counsel’s advice delivered to the Trustee, is appropriate and reasonable in the circumstances (including proceedings for a court declaration), in which case the Company shall immediately take and expeditiously proceed with the action and shall be bound by any final resolution resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the payment shall become due and payable on the expiration of the applicable 14-day or seven-day period after the Trustee gives written notice to the Company informing it of such determination.

Subject to applicable law, the Trustee (acting on behalf of the Holders) and the Holders of the Senior Notes by their acceptance thereof will be deemed to have waived to the fullest extent permitted by law any right of set-off, counterclaim or combination of accounts with respect to the Senior Notes, the Fourth Supplemental Indenture or the Amended and Restated Indenture (or between the Company’s obligations under or in respect of the Senior Notes and any liability owed by a Holder to the Company) that they (or the Trustee acting on their behalf) might otherwise have against the Company, whether before or during any winding-up, liquidation or administration of the Company. Notwithstanding the above, if any of such rights and claims of any such Holder (or the Trustee acting on behalf of such Holders) against the Company are discharged by set-off, such Holder (or the Trustee acting on behalf of such Holders) will immediately pay an amount equal to the amount of such discharge to the Company or, in the event of any winding-up, liquidation or administration of the Company, the liquidator or administrator (or other relevant insolvency official), as the case may be, to be held on trust for the Senior Creditors and until such time as payment is made will hold a sum equal to such

(Reverse of Security continued on next page)

amount on trust for the Senior Creditors and accordingly such discharge shall be deemed not to have taken place.

No remedy against the Company, other than as referred to in Article 5 of the Indenture, shall be available to the Trustee or the Holders of the Senior Notes whether for the recovery of amounts owing in respect of such Senior Notes or under the Indenture or in respect of any breach by the Company of its obligations under the Indenture or in respect of the Senior Notes, except that the Trustee and the Holders shall have such rights and powers as they are entitled to have under the Trust Indenture Act, including the Trustee’s prior lien on any amounts collected following a Default or Event of Default for payment of the Trustee’s fees and expenses, and provided that any payments on the Senior Notes are subject to the subordination provisions set forth in the Indenture.

All amounts of principal, premium, if any, and interest on the Senior Notes will be paid by the Company without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or any authority thereof or therein having the power to tax (the “U.K. Taxing Jurisdiction”), unless such deduction or withholding is required by law.

If deduction or withholding of any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings shall at any time be required by the U.K. Taxing Jurisdiction, the Company will pay such additional amounts with respect to the principal of and premium, if any, and interest on the Senior Notes (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of the Senior Notes, after such deduction or withholding, shall equal the amounts of such payments which would have been payable in respect of such Senior Notes had no such deduction or withholding been required; provided, however, that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

(i) the Holder or the beneficial owner of the Senior Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, the U.K. Taxing Jurisdiction or otherwise has some connection with the U.K. Taxing Jurisdiction other than the mere holding or ownership of a Senior Note, or the collection of the payment on any Senior Note,

(ii) except in the case of a winding-up of the Company in the United Kingdom, the Senior Note is presented (where presentation is required) for payment in the United Kingdom,

(iii) the Senior Note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional

(Reverse of Security continued on next page)

Amount on presenting (where presentation is required) the Senior Note for payment at the close of such 30 day period,

(iv) the Holder or the beneficial owner of the Senior Note or the payment on such Senior Note failed to comply with a request by the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the U.K. Taxing Jurisdiction as a precondition to exemption or relief from all or part of such deduction or withholding,

(v) the withholding or deduction is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives,

(vi) the withholding or deduction is required to be made pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any agreement with the U.S. Treasury entered into with respect thereto, any U.S. Treasury regulation issued thereunder or any other official interpretations or guidance issued with respect thereto; any intergovernmental agreement entered into with respect thereto, or any law, regulation, or other official interpretation or guidance promulgated pursuant to such an intergovernmental agreement,

(vii) the Senior Note is presented (where presentation is required) for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the Senior Note to another paying agent in a Member State of the European Union, or

(viii) any combination of subclauses (i) through (vii) above,

nor shall Additional Amounts be paid with respect to a payment on the Senior Notes to any Holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the U.K. Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the Holder.

Whenever in the Indenture there is mentioned, in the context of Senior Notes, the payment of the principal, premium, if any, or interest on, or in respect of, any Senior Notes, such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of the foregoing

(Reverse of Security continued on next page)

paragraph and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

The Company will have the option to redeem Senior Notes of this series, in whole but not in part, on not less than 5 business days nor more than 60 calendar days’ notice, at any time during the Fixed Rate Period and thereafter only on a Floating Rate Period Interest Payment Date, at a Redemption Price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of the Senior Notes to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the U.K. Taxing Jurisdiction (including any treaty to which a U.K. Taxing Jurisdiction is a party), or any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after March 22, 2019:

(a)       in making any payment under the Senior Notes, including any payment in respect of principal or premium, if any, or interest, the Company has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b)       payment of interest on the next Interest Payment Date in respect of any of the Senior Notes would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c)       on the next Interest Payment Date the Company would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

In any case where the Company shall determine that as a result of any change in the official application or interpretation of any laws or regulations it is entitled to redeem Senior Notes of this series, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the relevant change in the official application or interpretation of such laws or regulations has occurred and that the Company is entitled to exercise its right of redemption.

The Company may, at the Company’s option and in its sole discretion, redeem Senior Notes of this series, in whole but not in part, on March 22, 2024, at a Redemption Price equal to 100% of the principal amount of the Senior Notes of this series together with any accrued but unpaid interest to, but excluding, the Redemption Date.

The Company may, at the Company’s option and in its sole discretion, redeem Senior Notes of this series, in whole but not in part, at any time during the Fixed Rate

(Reverse of Security continued on next page)

Period and thereafter only on a Floating Rate Period Interest Payment Date, at a Redemption Price equal to 100% of the principal amount of the Senior Notes of this series together with any accrued but unpaid interest to, but excluding, the Redemption Date, if the Company determines that a Loss Absorption Disqualification Event has occurred and is continuing. Before the publication of any notice of redemption pursuant to a Loss Absorption Disqualification Event, the Company shall deliver to the Trustee a certificate signed by two authorised signatories of the Company stating that, in such signatories’ belief, the condition for redemption has occurred and is continuing as at the date of the certificate, and the Trustee is entitled to conclusively rely on and shall accept such certificate as sufficient evidence of such occurrence, in which event it shall be conclusive and binding on the Holders.

Notwithstanding any other provision, the Company may only redeem Senior Notes of this series prior to their Maturity Date or repurchase Senior Notes (and give notice thereof to the Holders of this series of Senior Notes in the case of redemption) if the Company has obtained the prior consent of the PRA, to the extent such consent is at the relevant time and in the relevant circumstances required (if at all) by the Loss Absorption Regulations or applicable laws or regulations in effect in the United Kingdom.

If the Company elects to redeem Senior Notes of this series, the Senior Notes will cease to accrue interest from the Redemption Date, provided the Redemption Price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of, and accrued and unpaid interest on, the Senior Notes of this series shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes of each series to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Senior Notes at the time outstanding of each such series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes of each series, on behalf of the Holders of all Senior Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past Events of Default and Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and

(Reverse of Security continued on next page)

unconditional, to pay, if and when due and payable, the principal of, and interest on, this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Senior Note of this series will have the right to institute any proceeding with respect to the Indenture, this Senior Note or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

Notwithstanding any other term of any Senior Notes, the Indenture, or any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner, by its acquisition of Senior Notes, each Holder (including each Beneficial Owner) of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of the Company or another person; and (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. authority of such U.K. bail-in power. Each Holder (including each Beneficial Owner) of the Senior Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. authority.

For these purposes, “U.K. bail-in power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (whether or not the U.K. is a member of the European Union) and/or within the context of a U.K. resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other

(Reverse of Security continued on next page)

securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised, “relevant U.K. authority” means any authority with the ability to exercise a U.K. bail-in power.

By its acquisition of Senior Notes each Holder (including each Beneficial Owner) of the Senior Notes:

(a)       acknowledges and agrees that upon the exercise of the U.K. bail-in power by the relevant U.K. authority it shall not give rise to a Default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(b)       to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. authority with respect to the Senior Notes; and

(c)       acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. authority, (a) the Trustee shall not be required to take any further directions from Holders of the Senior Notes under Section 5.12 of the Base Indenture, and (b) neither the Base Indenture nor this Fourth Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. authority.

Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. authority, the Senior Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Senior Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Senior Notes following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Fourth Supplemental Indenture.

The exercise of any U.K. bail-in power by the relevant U.K. authority shall not constitute a default or an Event of Default under Section 5.01 of the Indenture.

By its acquisition of Senior Notes, each Holder and Beneficial Owner shall be deemed to have:

(i)       consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. authority of its decision to exercise such power with respect to the Senior Notes and

(Reverse of Security continued on next page)

(ii)       authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Senior Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Senior Notes as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner.

No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company and the Group.

Upon the exercise of the U.K. bail-in power by the relevant U.K. authority with respect to the Senior Notes, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

If the Company has elected to redeem Senior Notes of this series but prior to the payment of the redemption amount with respect to such redemption the relevant U.K. authority exercises its U.K. bail-in power with respect to any Senior Notes, the relevant redemption notices shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption amount will be due and payable.

Any Holder (including each Beneficial Owner) that acquires Senior Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Senior Notes that acquire the Senior Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Senior Notes related to the U.K. bail-in power.

This Senior Note will be governed by the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.